Exhibit A

Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

5/31/2026(1)	Class I Shares		2,282,155.99	$12.22

1. The Reporting Person was notified of the transaction on July 1, 2026.